Exhibit 99.02

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NEURALSTEM ALS STEM CELL TRIAL INTERIM RESULTS

REPORTED IN THE JOURNAL, STEM CELLS

ROCKVILLE, MD, March 28, 2012 -- Neuralstem, Inc. (NYSE Amex: CUR) announced that safety results from the first 12 patients with amyotrophic lateral sclerosis (ALS or Lou Gehrig's disease) to receive its stem cells were reported online in the peer-reviewed publication, STEM CELLS, on March 13th. "Lumbar Intraspinal Injection of Neural Stem Cells in Patients with ALS: Results of a Phase I Trial in 12 Patients" (http://www.ncbi.nlm.nih.gov/pubmed/22415942.1) reports that one patient has shown improvement in his clinical status, even though researchers caution that the study was not designed to show efficacy. Additionally, there was no evidence of accelerated disease progression due to the intervention in any of the 12 patients, who were followed from 6-18 months after they were transplanted with the cells. All of the patients, who received transplants in the lumbar (lower back) region, tolerated the treatment without any long-term complications related to either the surgery or the cells.

The 12 patients, part of the ongoing Phase I trial to evaluate the safety of Neuralstem's stem cells and transplantation procedure in patients with ALS, were the first in the world to receive intraspinal stem cell injections. Results from these patients were also were reported at the American Academy of Neurology Annual Meeting last September.

Based on a positive safety assessment, the trial has now been approved by the FDA to progress to transplanting ALS patients in the cervical (upper back) region of the spine, where the goal is to protect the motor neurons which affect respiratory function, and possibly prolong life. The fourteenth patient was transplanted earlier this month. All patients were treated at Emory University Hospital in Atlanta, Georgia.

“For these first 12 patients, we have met the objective of the Phase I trial, demonstrating safety for both the procedure of intraspinal injection and the presence of the neural stem cells in the spinal cords of ALS patients,” said Jonathan Glass, MD, lead author of the publication. “We are encouraged by these results and have now advanced our trial to injections into the cervical spinal cord, targeting the motor neurons that control respiratory function.” Dr. Glass is Professor of Neurology and Pathology at Emory University School of Medicine, as well as the Director of the Emory ALS Center.

"This important peer-reviewed publication reinforces our belief that we have demonstrated a safe, reproducible and robust route of administration into the spine for these spinal cord neural stem cells," said Eva Feldman, MD, PhD, Director of the A. Alfred Taubman Medical Research Institute and Director of Research of the ALS Clinic at the University of Michigan Health System. "The publication covers data up to 18 months out from the original surgery. However, we must be cautious in interpreting this data, as this trial was neither designed nor statistically powered to study efficacy." Dr. Feldman is senior author on the study, principal investigator (PI) of the ALS trial and serves as a consultant to Neuralstem as part of her University of Michigan activities.

"As this article points out, our experience in the lumbar spinal cord has been overwhelmingly positive," commented Karl Johe, PhD, study author and Neuralstem Chairman and Chief Scientific Officer. "We have already transplanted two patients in the cervical spinal cord, where we believe we can affect patients' lives the most by improving their breathing. We are in active discussions with the FDA to increase the number of cells and the number of injections as well."

"We wish to thank the teams at Michigan and Emory for the tireless efforts required to refine this breakthrough method of administration of our neural stem cells. We'd also like to thank the patients and families involved in the trial," said Richard Garr, Neuralstem CEO and President. "The progress we have made to date is both substantial, and a true team effort."

About the Study

Safety results were reported on the first 12 patients in an ongoing Phase I study to evaluate the safety of Neuralstem’s spinal cord stem cells (HSSC’s), as well as the transplantation technique, in the treatment of ALS (amyotrophic lateral sclerosis, or Lou Gehrig’s disease).

Of these 12 patients, the initial six (Cohort A) were all non-ambulatory with permanent paralysis. The first patient was treated on January 20, 2010. Successive surgeries have followed at the rate of one every one-to-two months. The first three patients (Cohort A1) were each treated with five unilateral HSSC injections in L2-L4 lumbar segments, while the next three patients (Cohort A2) received ten bilateral injections (5 on each side) in the same region. The next six patients (Cohort B and C) were all ambulatory. Of these, the first three (Cohort B) received five unilateral injections in the L2-L4 region. The last three patients (Cohort C) in this study group received ten bilateral injections in the same region.

Since then, the trial has been approved to progress to cervical transplantations. The first two patients to receive stem cells in their upper back regions have been treated. The trial is designed to treat up to 18 patients.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease, and has been awarded orphan status designation by the FDA.

In addition to ALS, the company is also targeting major central nervous system conditions with its cell therapy platform, including spinal cord injury, ischemic spastic paraplegia and chronic stroke. The company has submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company has received approval from the FDA to conduct a Phase Ib safety trial evaluating NSI-189, its first small molecule compound, for the treatment of major depressive disorder (MDD).  Additional indications could include schizophrenia, Alzheimer's disease and bipolar disorder.

For more information, please visit www.neuralstem.com or connect with us on Twitter and Facebook.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2010 and the  quarterly report on Form 10-Q for the period ended September 30, 2011.

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